Exhibit 99.1

KINDER MORGAN CANADA LIMITED DECLARES DIVIDENDS AND ANNOUNCES RESULTS FOR SECOND QUARTER OF 2018
Trans Mountain Transaction on Track to Close; KML Terminal Expansions Continue

CALGARY, ALBERTA, July 18, 2018 - The Kinder Morgan Canada Limited (TSX: KML) board of directors has declared a dividend for the second quarter of 2018 of $0.1625 per restricted voting share ($0.65 annualized), payable on August 15, 2018, to restricted voting shareholders of record as of July 31, 2018. KML's restricted voting share dividends are eligible dividends for Canadian income tax purposes.
"KML had a strong second quarter due to its diverse portfolio of fee-based assets and stable cash flows," said KML Board Chairman and CEO Steve Kean.  While KML reported second quarter net income of $13.7 million, down from $25.1 million in the second quarter of 2017, Adjusted EBITDA was $107.8 million, up from $91.5 million in the previous period, and distributable cash flow (DCF) was $91.8 million, up 16 percent compared to the second quarter of 2017. DCF for the quarter benefited from greater contributions from both the Pipelines and Terminals segments versus the second quarter of 2017, offset by the payment of preferred share dividends. Net income was impacted by an increase in Certain Items for the period, driven primarily by the non-cash write-off of capitalized KML credit facility fees. KML's 2017 credit facilities were terminated and replaced with temporary credit facilities due to the pending sale of the Trans Mountain Pipeline System and the Trans Mountain Expansion Project (TMEP) announced on May 29, 2018.
In the second quarter, KML generated earnings per restricted voting share of $0.02, and produced DCF of $0.259 per restricted voting share relative to our declared $0.1625 per restricted voting share dividend, resulting in $10.1 million of excess DCF coverage above the company's dividend.
For the first half of 2018, KML generated net income of $58.1 million, Adjusted EBITDA of $205.8 million, and DCF of $168.8 million. As of the end of the quarter, TMEP spend totaled approximately $1.3 billion on a cumulative basis.

Overview of Business Segments
The Pipelines and Terminals segments' combined performance for the second quarter of 2018, as measured by DCF, was 16 percent higher than the same period during 2017. Pipelines segment performance was driven by higher capitalized equity financing costs (recognized in other income) due to spending on TMEP, partially offset by higher operating costs. "Demand for our pipelines continues to be strong with our Trans Mountain system once again oversubscribed each month during this past quarter," said Ian Anderson, KML President.
“Earnings in our Terminals segment were up 9 percent compared to the second quarter of 2017 driven by contributions from our Base Line Terminal joint venture, where six of twelve tanks were placed in-service earlier in the year," noted John Schlosser, KML Terminals President.
"Notwithstanding declines in volumes, earnings at the segment's Edmonton-area terminals were up year-over-year owing to higher rates on re-contracted tank leases at our North 40 and Edmonton South terminals, as well as escalations in our predominantly fixed, take-or-pay terminaling contracts," added Schlosser. "Volumes at the Edmonton-area terminals were down 5.0 million barrels, or 17 percent, compared to second quarter of 2017, largely attributable to a local refinery turnaround as well as lower rail car loadings at our Edmonton Rail Terminal and Alberta Crude Terminal joint venture rail facilities.  Vancouver Wharves earnings were up year-over-year due to operating cost savings, though dry bulk volumes continue to be impacted by rail-related supply chain challenges."

2018 Outlook
Due to the pending sale of the Trans Mountain Pipeline System and TMEP, KML anticipates actual results will differ materially from the previously announced budget for 2018.  Though we are highly confident the transaction will close, it is subject to a number of conditions, including approval by KML shareholders and receipt of applicable regulatory approvals. KML expects the transaction to close late in the third quarter or early in the fourth quarter of 2018.  Therefore, due to the uncertain transaction close date it is impractical to forecast DCF, Adjusted EBITDA and the expected declared dividend per restricted voting share for the remainder of 2018, as well as KML's end of 2018 Net Debt-to-Adjusted EBITDA ratio. KML is withdrawing all prior forecasts and estimates regarding such measures. As we have previously stated, KML will provide updated guidance when the transaction closes.
KML's board of directors intends to consider a variety of potential alternatives regarding the redeployment of the net proceeds of the transaction, and intends to receive financial advice regarding such alternatives. Potential uses of the net proceeds could include, among other things, debt repayment, special dividends or distributions, share repurchases, asset acquisitions, capital expenditures or other cash management activities. No decision has been made as to the use of the net proceeds, and no assurance can be provided as to any particular course of action, as the KML board will make such determinations once the transaction closes and having regard to the relevant circumstances at that time. With respect to the aforementioned alternatives, we believe that holding cash in anticipation of a hypothetical acquisition is typically not an attractive course of action.

Other News
KML Corporate; Changes to Dividend Reinvestment Program
KML's board of directors declared a dividend of $0.328125 per Series 1 Preferred Share ($1.3125 annualized) and $0.3250 per Series 3 Preferred Share ($1.30 annualized), each payable on August 15, 2018 to Series 1 and Series 3 preferred shareholders of record as of the close of business on July 31, 2018.
Prior to the announced sale of the Trans Mountain Pipeline System and TMEP, KML's dividend reinvestment plan (DRIP) and the Kinder Morgan Canada Limited Partnership distribution reinvestment plan, incentivized by the 3 percent market discount, were important sources of capital for funding the TMEP. Given that funding TMEP is no longer relevant, the board has elected to eliminate the market discount. All other terms and conditions related to participation in the KML DRIP remain unchanged. Similarly, due to the reduced need for capital at KML, Kinder Morgan, Inc. has elected to suspend its participation in the Partnership's distribution reinvestment plan.

On May 30, 2018, concurrently with the termination of the 2017 $5.5 billion credit facilities, KML satisfied the conditions to make effective a new $500 million credit agreement for general corporate purposes, including funding for working capital needs and non-TMEP capital expenditures. The new credit agreement terminates upon the earlier of the date of closing of the Trans Mountain sale and May 29, 2020.

Pipelines
On May 29, 2018, KML announced that the Government of Canada agreed to purchase the Trans Mountain Pipeline System and TMEP for $4.5 billion. As part of the agreement, the Government of Canada agreed to fund the ramp up and resumption of full TMEP planning and construction work by guaranteeing TMEP’s expenditures under a separate Federal Government recourse credit facility until the transaction closes. That approximately $1 billion credit facility was put in place in mid-June. The parties expect to close the transaction in the late third quarter or early fourth quarter of 2018, subject to KML shareholder and applicable regulatory approvals.
On July 3, 2018, KML filed a six month outlook summary schedule of its construction plans for the TMEP with the National Energy Board, reflecting both ongoing and planned work. The filed plan is consistent with the "2018 Work Plan" that KML agreed on with the Government of Canada.

Terminals
At the Base Line Terminal, a 50-50 joint venture crude oil merchant storage terminal being developed in Edmonton, Alberta, by KML and Keyera Corp., construction of all major facilities is materially complete. The first six tanks at the 12-tank, 4.8 million barrel facility, which is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers, were placed into service in the first quarter 2018. Four of the remaining tanks are expected to be placed into service in the third quarter of 2018 with the final two tanks in service in the fourth quarter. The project is expected to be delivered under budget, owing to project management efficiencies and cost savings, and Kinder Morgan’s investment in the project is now expected to be approximately $375 million, including costs associated with the construction of a pipeline segment funded solely by KML. Project completion is also forecast to be slightly ahead of schedule.

In May 2018, affiliates of KML and a large, international integrated energy company entered into a binding Terminal Services Agreement to construct two new distillate tanks with combined storage capacity of 200,000 barrels and enhance the railcar unloading capabilities at the KML’s Vancouver Wharves terminal in North Vancouver, British Columbia. The approximately $43 million capital project is supported by a 20-year initial term, take-or-pay contract. Permitting efforts are underway, and the project is expected to be placed in service in mid-2020.

About Kinder Morgan Canada Limited (TSX: KML). KML manages and is the holder of a minority interest in a portfolio of strategic energy infrastructure assets across Western Canada. The financial results of the entire suite of assets held by Kinder Morgan Canada Limited Partnership (the Business) have been consolidated into the financial results of KML. KML investors are reminded that Kinder Morgan, Inc. (KMI) holds a majority voting interest in KML and a corresponding majority economic interest in the entirety of the business contributing to financial results discussed in this news release. Therefore, unless the context otherwise requires, references to KML in this news release are references to the Business in which the holders of restricted voting shares of KML collectively have a minority interest. The Trans Mountain Pipeline System, with connections to 20 incoming pipelines and current transportation capacity of approximately 300,000 barrels per day (based on throughput of 80 percent light oil and refined products and 20 percent heavy oil), is the only Canadian crude oil and refined products export pipeline with North American West Coast tidewater access. In Alberta, KML has one of the largest integrated networks of crude tank storage and rail terminals in Western Canada and the largest merchant terminal storage facility in the Edmonton market. KML also operates the largest origination crude by rail loading facility in North America. In British Columbia, KML controls the largest mineral concentrate export/import facility on the west coast of North America through its Vancouver Wharves Terminal. Through its Puget Sound pipeline system, KML ships crude oil to refineries in Washington state and its Cochin Pipeline system transports light condensate originating from the United States to Fort Saskatchewan, Alberta. For more information please visit www.kindermorgancanadalimited.com

Please join KMI and KML at 4:30 p.m Eastern Time on Wednesday, July 18, 2018, at www.kindermorgan.com for a LIVE webcast conference call that will include a discussion of KML’s second quarter earnings.

Non-GAAP Financial Measures
KML's financial information has been prepared in accordance with United States generally accepted accounting principles (GAAP). In addition to using measures prescribed by GAAP, this news release includes references to DCF (both in the aggregate and per share), net income before interest expense, taxes, depreciation, depletion and amortization (DD&A) and adjusted for Certain Items (Adjusted EBITDA), segment earnings before DD&A and Certain Items (Segment EBDA before Certain Items) and Adjusted Earnings, all of which are financial measures that do not have any standardized meaning as prescribed by GAAP (non-GAAP measures). DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings should not be considered alternatives to GAAP net cash provided by operating activities, net income or Segment EBDA, respectively, computed under GAAP or any other GAAP measures, and such non-GAAP measures have important limitations as analytical tools. The computations of DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings may differ from similarly titled measures used by others. Accordingly the use of such terms may not be comparable to similarly defined measures presented by other entities and investors should not consider these non-GAAP measures in isolation or as a substitute for an analysis of results reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.
Certain Items are items that are required by GAAP to be reflected in net income, but typically either (i) do not have a cash impact (for example, unrealized and realized foreign exchange gains and losses on the KMI loans and asset impairments), or (ii) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain gains or losses on asset sales, divestiture costs, legal settlements and casualty losses).
DCF is net income before DD&A adjusted for (i) income tax expense and cash income taxes (paid) refunded; (ii) sustaining capital expenditures; and (iii) Certain Items. DCF is an important performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate our ability to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as distributions or expansion capital expenditures. KML uses this performance measure and believes it provides users of its financial statements a useful performance measure reflective of our ability to generate cash earnings to supplement the comparable GAAP measure. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income. DCF per Restricted Voting Share is DCF divided by average outstanding Restricted Voting Shares, including stock awards that participate in dividends.

Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. The Company believes that Segment EBDA before Certain Items is a useful measure of operating performance because it measures segment operating results before DD&A and certain expenses that are generally not controllable by the operating managers of the respective business segments, such as general and administrative expense, interest expense, income tax expense, and, prior to their pay off in the second quarter of 2017, the foreign exchange losses (or gains) on the KMI loans. General and administrative expenses include such items as employee benefits, insurance, rentals, certain litigation expenses, and shared corporate services including accounting, information technology, human resources and legal services. Certain general and administrative costs attributable to Trans Mountain are billable as flow through items to shippers and result in incremental revenues. Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, as applicable, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is used by the Company and external users of its financial statements, in conjunction with net debt, to evaluate certain leverage metrics. Adjusted EBITDA is EBITDA adjusted for Certain Items, as applicable. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. The Company evaluates adjusted EBTIDA in total and does not allocate Adjusted EBITDA amongst equity interest holders as it views Adjusted EBITDA as a measure against our overall leverage.
Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income.
Reconciliations of each of the foregoing non-GAAP measures have been provided in the financial tables set out below.

Important Information Relating to Forward-Looking Statements
This news release includes "forward-looking information," "financial outlook," and "forward-looking statements" within the meaning of applicable securities laws (forward-looking statements). Forward-looking statements in this news release include statements, express or implied, concerning, without limitation: the sale of the Trans Mountain Pipeline System and TMEP, including timing of the sale's completion and use of net proceeds from the sale; the Base Line Terminal and Vancouver Wharves expansion projects, including completion or potential termination of such projects, anticipated costs, scheduling and in-service dates, future benefits and utilization, anticipated project returns and the impacts of such projects; KML's Adjusted EBITDA and DCF; and anticipated dividends and the intended payment thereof. Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions. Any financial outlook or other forward-looking statements provided in this news release have been included for the purpose of providing information relating to management’s current expectations and plans for the future, are based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events and future results of operations may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results, including the ability of KML to pay dividends, are beyond the ability of KML to control or predict. As noted above, the forward-looking statements included in this release are based on a number of material assumptions, including among others those highlighted, or inherent in the factors highlighted, below. Among other things, specific factors that could cause actual results to differ from those indicated in the forward-looking statements provided in this news release include, without limitation: the timeliness of approvals necessary to close the sale of the Trans Mountain system and TMEP; judicial decisions as well as changes in the political environment, governmental or third party support and regulatory actions relating to the TMEP; changes in market conditions, competitive landscape, issues, delays or stoppages associated with major expansion projects; changes in public opinion, public opposition, the resolution of issues relating to the concerns of individuals, special interest or Aboriginal groups, governmental organizations, non-governmental organizations and other third parties that may expose us to higher project or operating costs, project delays or even project cancellations; significant unanticipated cost overruns or required capital expenditures; the breakdown or failure of equipment, pipelines and facilities, releases or spills, operational disruptions or service interruptions; the ability of KML to access sufficient external sources of financing, and the cost of such financing; and changes in governmental support and the regulatory environment.
The foregoing list should not be construed to be exhaustive. In addition to the foregoing, important additional information respecting the material assumptions, expectations and risks applicable to forward-looking statements included in this news release are set out in KML’s Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors,” “Information Regarding Forward-Looking Statements,” “Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere) and KML’s subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov, under KML's profile on SEDAR at www.sedar.com and on KML’s website at ir.kindermorgancanadalimited.com. Shareholders and prospective investors are urged to review and carefully consider such information prior to making any investment decision in respect of KML's restricted voting shares. The risk factors applicable to KML could cause actual results to vary materially from those contained in any forward-looking statements. KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statements included in this release.

CONTACTS
Media Relations	Investor Relations
(855) 908-9734	(800) 315-0578
(604) 908-9734	kml_ir@kindermorgancanadalimited.com
www.kindermorgancanadalimited.com

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Statements of Income
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017		2018	2017
Revenues	$178.0	$168.7		$342.2	$333.2
Costs, expenses and other
Operations and maintenance	55.2	55.9		104.3	104.9
Depreciation and amortization	38.2	35.6		75.0	70.4
General and administrative	20.4	15.3		38.8	32.3
Taxes, other than income taxes	9.5	9.8		18.8	19.6
Other (income) expense, net	(8.5)	0.4		(8.4)	2.2
	114.8	117.0		228.5	229.4

Operating income	63.2	51.7		113.7	103.8

Other income (expense)
Interest, net	(56.9)	(2.9)		(57.2)	(9.6)
Foreign exchange loss	(0.2)	(16.0)		(0.4)	(5.1)
Other, net	12.6	5.8		23.5	10.5

Income before income taxes	18.7	38.6		79.6	99.6

Income tax expense	(5.0)	(13.5)		(21.5)	(27.7)

Net income	13.7	25.1		58.1	71.9

Preferred share dividends	(7.2)	—		(14.4)	—

Net income attributable to KMI interest	(4.7)	(20.9)		(31.1)	(67.7)

Net income available to restricted voting stockholders	$1.8	$4.2		$12.6	$4.2

Restricted Voting Shares
Basic and diluted earnings per restricted voting share	$0.02	0.11		$0.12	0.11

Basic and diluted weighted average restricted voting shares outstanding	103.8	38.8		103.7	38.8

Declared dividend per restricted voting share	$0.1625	0.0571		$0.3250	0.0571

Segment EBDA			% change			% change
Pipelines	$68.9	$54.2	27%	$132.5	$110.5	20%
Terminals	66.2	52.3	27%	119.8	106.4	13%
Total Segment EBDA	$135.1	$106.5	27%	$252.3	$216.9	16%

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% change	2018	2017	% change
Segment EBDA before certain items (1)
Pipelines	$68.9	$54.2	27%	$132.5	$110.5	20%
Terminals	57.2	52.3	9%	110.8	106.4	4%
Subtotal	126.1	106.5	18%	243.3	216.9	12%

DD&A	(38.2)	(35.6)		(75.0)	(70.4)
General and administrative and corporate charges (1) (2)	(18.3)	(15.0)		(37.5)	(31.8)
Interest, net (1) (3)	3.6	(2.9)		3.3	(9.6)
Subtotal	73.2	53.0		134.1	105.1

Book taxes (1)	(19.5)	(17.4)		(36.0)	(29.2)
Net Income before Certain Items ("Adjusted Earnings")	53.7	35.6		98.1	75.9

Certain items
Foreign exchange loss on the KMI Loans (4)	—	(13.1)		—	(3.0)
Divestiture related costs (5)	(63.5)	—		(63.5)	—
Gain on divestitures, net	9.0	—		9.0	—
Other	—	(1.3)		—	(2.5)
Subtotal certain items before tax	(54.5)	(14.4)		(54.5)	(5.5)
Book tax certain items	14.5	3.9		14.5	1.5
Total certain items	(40.0)	(10.5)		(40.0)	(4.0)
Net income	13.7	25.1		58.1	71.9
Preferred share dividends	(7.2)	—		(14.4)	—
Net income attributable to KMI interest	(4.7)	(20.9)		(31.1)	(67.7)
Net income available to restricted voting stockholders	$1.8	$4.2		$12.6	$4.2

Net income	$13.7	$25.1		$58.1	$71.9
Total certain items	40.0	10.5		40.0	4.0
Adjusted earnings	53.7	35.6		98.1	75.9
DD&A	38.2	35.6		75.0	70.4
Total book taxes	19.5	17.4		36.0	29.2
Cash taxes	(1.5)	(0.1)		(8.3)	(0.3)
Preferred share dividends	(7.2)	—		(14.4)	—
Sustaining capital expenditures	(10.9)	(9.1)		(17.6)	(12.4)
DCF (6)	91.8	$79.4		168.8	$162.8
DCF to KMI interest	(64.4)	(70.9)		(118.4)	(154.3)
U.S. cash taxes attributable to restricted voting stockholders	(0.3)	—		(0.9)	—
DCF to restricted voting stockholders	$27.1	$8.5		$49.5	$8.5

Weighted average restricted voting shares outstanding for dividends (7)	104.6	102.9		104.5	102.9

DCF per restricted voting share (8)	$0.259	0.083		$0.474	0.083
Declared dividend per restricted voting share	$0.1625	0.0571		$0.3250	0.0571

Adjusted EBITDA (9)	$107.8	$91.5		$205.8	$185.1

Notes (In millions of Canadian dollars)
(1)
Excludes certain items:
2Q 2018 - Terminals $9.0, general and administrative $(3.0), interest expense $(60.5), book tax $14.5
2Q 2017 - General and administrative $(1.3), book tax $3.9
YTD 2018 - Terminals $9.0, general and administrative $(3.0), interest expense $(60.5), book tax $14.5
YTD 2017 - General and administrative $(2.5), book tax $1.5

(2)	Includes corporate charges: 2Q 2018 - $0.9 2Q 2017 - $1.0 YTD 2018 - $1.7 YTD 2017 - $2.0
(3)	For the periods prior to our May 30, 2017 initial public offering, amounts primarily represented interest expense on the KMI loans that were repaid in 2Q 2017.
(4)	2017 amounts primarily represent foreign currency loss on the U.S. dollar denominated KMI loans.
(5)	2018 amounts primarily represent the non-cash write-off of capitalized KML facility fees due to the termination of its 2017 credit facilities.
(6)	Includes capitalized equity financing costs of: 2Q 2018 - $13.5 2Q 2017 - $6.3 YTD 2018 - $25.1 YTD 2017 - $11.8
(7)
Includes stock awards of restricted voting shares that participate in dividends. Also, the 2017 weighted average restricted voting shares outstanding for dividends calculation is based on the actual days in which the shares were outstanding for the period from May 30, 2017 to June 30, 2017. Therefore, the amounts differ from the GAAP weighted average restricted voting shares outstanding from the date of our formation.

(8)
2017 represents DCF per restricted voting share, including capitalized equity financing costs of $0.7 million, for the period from the May 30, 2017 initial public offering through June 30, 2017. If KML had been a public company for the entire three and six month periods ended June 30, 2017, DCF per the combined 345 million of restricted and special voting shares would have been $0.23 and $0.47, respectively.

(9)
Adjusted EBITDA is net income before certain items, plus DD&A, book taxes (before certain items), and interest expense (before certain items). Net income to Adjusted EBITDA is reconciled as follows, with any difference due to rounding:

Reconciliation of Net Income to Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$13.7	$25.1	$58.1	$71.9
Total certain items	40.0	10.5	40.0	4.0
DD&A	38.2	35.6	75.0	70.4
Total book taxes (1)	19.5	17.4	36.0	29.2
Interest, net (1)	(3.6)	2.9	(3.3)	9.6
Adjusted EBITDA	$107.8	$91.5	$205.8	$185.1

Volume Highlights
(Historical pro forma for acquired assets)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Pipelines
Trans Mountain (MBbl/d - mainline throughput)	293	303	291	305
Puget Sound (MBbl/d - mainline throughput)	163	168	163	163
Canadian Cochin (MBbl/d - mainline throughput)	88	94	87	87

Terminals
Liquids Leasable Capacity (MMBbl)	8.4	7.3	8.4	7.3
Liquids Utilization %	100%	100%	100%	100%
Bulk Transload Tonnage (MMtons) (1)	1.0	1.0	1.8	2.0

(1)	Includes KML's share of Joint Venture tonnage.

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Balance Sheets
(Unaudited)
(In millions of Canadian dollars)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$227.2	$238.8
Other current assets	127.3	101.8
Property, plant and equipment, net	4,065.2	3,708.0
Goodwill	248.0	248.0
Deferred charges and other assets	96.0	156.1
TOTAL ASSETS	$4,763.7	$4,452.7

LIABILITIES AND EQUITY
Liabilities
Credit facility	$132.6	$—
TMPL credit facility	114.5	—
Other current liabilities	360.1	298.3
Other long-term liabilities	553.0	516.8
Total liabilities	1,160.2	815.1

Equity
Other equity	1,467.3	1,474.7
Accumulated other comprehensive loss	(7.7)	(8.8)
Total KML equity	1,459.6	1,465.9
KMI interest	2,143.9	2,171.7
Total equity	3,603.5	3,637.6
TOTAL LIABILITIES AND EQUITY	$4,763.7	$4,452.7

Net Debt (Cash)	$19.9	$(238.8)

Net Debt including 50% of KML preferred shares (1)	$294.9	$36.2

	Adjusted EBITDA Twelve Months Ended
	June 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2018	2017
Net income	$146.9	$160.7
Total certain items	39.8	3.8
DD&A	146.9	142.4
Total book taxes before certain items	72.4	65.6
Interest, net before certain items	2.9	15.8
Adjusted EBITDA	$408.9	$388.3

Net Debt including 50% of KML preferred shares to Adjusted EBITDA	0.7	0.1

Notes
(1) June 30, 2018 and December 31, 2017 amount includes: $275 million representing 50% of our preferred stock, which is included in Other equity.